Exhibit 10.1
July 16, 2025
Mark Eubanks
    Re: Certain Treatment of Equity Awards and Company Match Units
Dear Mark:
    The Brink’s Company (the “Company”) has previously granted you awards of restricted stock units and performance stock units under its 2024 Equity Incentive Plan (such plan, together with any successor equity incentive plan, the “Equity Incentive Plan”), and it is anticipated that you will continue to be granted annual on-cycle equity awards under the Equity Incentive Plan (such awards, exclusive of any special incentive, retention or similar awards that are granted outside of the normal annual equity award granting process in February or March of each calendar year, “Future Annual Awards”). You are also a participant in the Severance Pay Plan of The Brink’s Company (the “Severance Plan”) and The Brink’s Company Key Employees’ Deferred Compensation Program (the “Program”).
    In recognition of your contributions to the Company, subject to your signature below, the following terms will apply:
•Upon an involuntary termination of your employment by the Company without Cause (as defined in the Program) prior to September 7, 2026, any Company-paid matching contributions credited to your account under the Program, the value of which are converted into stock units that are subject to vesting over five years based on continued service (“Company Match Units”), will accelerate and vest in full as of your termination date, and such Company Match Units will be payable in accordance with the terms of the Program and any applicable underlying deferral election.
•Upon an involuntary termination of your employment by the Company without Cause (as defined in the Severance Plan), any annual on-cycle performance stock unit award(s) then held by you that are not otherwise scheduled to vest within the two-year continued vesting period provided for under Section 4.1(e) of the Severance Plan will nevertheless not be cancelled upon such termination of employment, and instead will remain outstanding until and will vest upon the “Vesting Date” as defined in the applicable performance stock unit award agreement(s), provided that (x) any performance-based vesting conditions applicable to such award(s) will be deemed achieved based on actual performance through the end of the applicable performance period and (y) the number of performance stock units earned will be prorated based on a fraction, the numerator of which is the number of days elapsed from the start of the applicable performance period through the two-year anniversary of your termination date, and the denominator of which is the total number of days in the applicable performance period.
To illustrate the prorated vesting described immediately above, assume the following facts:
Date of Grant: March 1, 2026
Date of Termination: July 1, 2026
Performance Period: January 1, 2026 – December 31, 2028
Target Number of PSU Shares Awarded: 1,000

Based on these facts, the prorated vesting calculation would be as follows:
911 Days (i.e., the number of days elapsed from the start of the performance period through the two-year anniversary of your termination date) / 1,095 Days (i.e., the total number of days in the performance period) = 83.2%
1,000 Shares X 83.2% = 832 Shares (to be multiplied by the actual performance to determine final shares that will vest on or about March 1, 2029)
•Upon an involuntary termination of your employment by the Company without Cause (as defined in the Equity Incentive Plan) (and other than due to death) or upon a voluntary termination of your employment at a time when grounds for Cause do not exist, in each case on or after May 1, 2028 (the “Eligibility Date”), your outstanding Future Annual Awards will be eligible for continued vesting according to the same terms and conditions as though you were still employed for the full term of each such award (with any performance-based vesting to be determined based on actual performance results at the end of the applicable performance period); provided that (i) you have completed one year of service following the grant date for the applicable Future Annual Award and (ii) in the case of a qualifying voluntary termination that occurs on or after the Eligibility Date and prior to September 7, 2031 (i.e., the date you attain retirement eligibility), you provide 6 months’ advance written termination notice to the Company’s Board of Directors (the “Board”), such that your earliest termination date under this item (ii) would be November 1, 2028.
•Any termination or amendment of the Severance Plan that reduces in any manner the payments or benefits which are provided to you upon a Qualifying Termination (as defined in the Severance Plan), or in any manner narrows the conditions under which a Qualifying Termination will be determined to have occurred, or in any other manner reduces the protections provided to you under the Severance Plan or this Letter Agreement, shall not be effective until at least 24 months following approval by the Compensation and Human Capital Committee of the Board without your written approval.
For the avoidance of doubt, this Letter Agreement is an “agreement” within the meaning of Section 4.4 of the Severance Plan, is incorporated into the Severance Plan as it applies to you, and shall not be waived or excluded under any future separation and release agreement between you and the Company without your written consent.
[Signature Page Follows]

We greatly appreciate all of your efforts and contributions to the success of the Company!

Sincerely,
The Brink’s Company

By:     /s/ Elizabeth A. Galloway        Date:     July 17, 2025
Name:     Elizabeth A. Galloway
Title:     EVP, Chief HR Officer

Acknowledged and agreed

/s/ Mark Eubanks                Date:     July 17, 2025
Mark Eubanks